As filed with the Securities and Exchange Commission on August 4, 1998

                                                        Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                            --------------------------

                             ZOOM TELEPHONICS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           CANADA                                                04-2621506
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                       207 South Street, Boston, MA 02111
          (Address, Including Zip Code, of Principal Executive Offices)

                          --------------------------

                  Zoom Telephonics, Inc. 1990 Stock Option Plan
                              (Full title of Plan)
                          --------------------------

                                Frank B. Manning
                      President and Chief Executive Officer
                             Zoom Telephonics, Inc.
                                207 South Street
                                Boston, MA 02111
                                 (617) 472-1072
                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent For Service)

                                 with a copy to:

                              Philip J. Flink, Esq.
                         Brown, Rudnick, Freed & Gesmer
                One Financial Center, Boston, Massachusetts 02111
                                  (617) 856-8200
                          --------------------------


                         CALCULATION OF REGISTRATION FEE
------------------------------------- --------------------- ---------------------- ----------------------- --------------------
                                                                  Proposed                Proposed
                                             Amount                Maximum                Maximum               Amount of
       Title of Each Class of                to Be             Offering Price            Aggregate            Registration
    Securities to Be Registered            Registered           Per Share(1)         Offering Price(1)             Fee
------------------------------------- --------------------- ---------------------- ----------------------- --------------------
------------------------------------- --------------------- ---------------------- ----------------------- ====================
Common Stock, no par value            1,300,000 Shares(2)         $4.90625               $6,375,125             $1,881.55
------------------------------------- --------------------- ---------------------- ----------------------- ====================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low reported price of the Common Stock of $4.90625 on the Nasdaq National Market on July 31, 1998.

================================================================================
     (2) Includes 1,300,000 shares of Common Stock issuable under the Zoom Telephonics, Inc. 1990 Stock Option Plan. Such presently indeterminable number of additional shares of Common Stock are also registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.
================================================================================

         This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,300,000 shares of the Registrant's Common Stock reserved for issuance under the Zoom Telephonics, Inc. 1990 Stock Option Plan, as amended (the "1990 Stock Option Plan"). Except as otherwise provided herein, the contents of this Registration Statement also incorporates by reference and serves as Post-Effective Amendment No. 2 to the Registrant's previously filed Registration Statement on Form S-8 (Registration No. 33-42834), which registered 600,000 shares issuable under the Zoom Telephonics, Inc. 1990 Stock Option Plan, 120,000 shares issuable under the Zoom Telephonics, Inc. 1991 Directors Stock Option Plan, and 25,000 shares granted to a director of the Registrant, and Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-8 (Registration No. 33-90930), which registered an additional 900,000 shares issuable under the 1990 Stock Option Plan and 78,000 shares issuable under the 1991 Directors Stock Option Plan.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 7.  Indemnification of Directors and Officers.

         Section   124  of  the  Canada   Business   Corporations   Act  permits
indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations.

         The By-Laws of the Registrant provide for the indemnification of directors and officers of the Registrant pursuant to Section 124. The By-Laws provide for the indemnification of a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against any and all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative proceeding to which such person was made a party by reason of being or having been a director or officer of the Registrant or such other corporation if such person acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, such person had reasonable grounds in believing that the conduct was lawful. The By-Laws provide that the Registrant shall also indemnify any such person in such other circumstances as the Canada Business Corporations Act permits or requires. The By-Laws limit the right of any person entitled to indemnification to claim indemnity apart from the provisions of the By-Laws to the extent permitted by the Canada Business Corporations Act or such other law.

         The Registrant has purchased a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based upon acts or omissions in their capacities as directors or officers.

         The Registrant has entered into indemnification agreements with its directors and certain of its officers pursuant to which the Registrant is contractually obligated to indemnify such persons to the fullest extent permitted by applicable law.

Item 8.  Exhibits.

Number          Description

5        Legal Opinion of Thomas, Rondeau

23.1 Consent of Thomas, Rondeau (contained in its opinion filed as Exhibit 5).

23.2     Consent of KPMG Peat Marwick LLP

24 Power of Attorney (included on the Signature Page of this Registration Statement).

                                                    SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on August 4, 1998.

                                            ZOOM TELEPHONICS, INC. By:
                                            /s/ Frank B. Manning
                                            Frank B. Manning, President


                             POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank B. Manning and Peter R. Kramer, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Signature                                 Title                            Date

      /s/ Frank B. Manning                  Chairman of the Board, President            August 4, 1998
 ------------------------------------       and Chief Executive Officer
       Frank B. Manning                     (Principal Executive Officer)


       /s/ Robert A. Crist                  Principal Financial and Accounting          August 4, 1998
------------------------------------        Officer
       Robert A. Crist


      /s/ Peter R. Kramer                   Director                                    August 4, 1998
------------------------------------
       Peter R. Kramer


      /s/ Bernard Furman                    Director                                    August 4, 1998
------------------------------------
      Bernard Furman


      /s/ L. Lamont Gordon                  Director                                    August 4, 1998
------------------------------------
      L. Lamont Gordon


    /s/  J. Ronald Woods
------------------------------------
      J. Ronald Woods                       Director                                    August 4, 1998



                      EXHIBIT INDEX
Exhibit                                                         Sequential
Number                                                            Page No.

5       Legal Opinion of Thomas, Rondeau

23.1 Consent of Thomas, Rondeau (contained in its opinion filed as Exhibit 5).

23.2    Consent of KPMG Peat Marwick LLP

24      Power of  Attorney  (included  on the  Signature
        Page of this  Registration Statement).

                                                     EXHIBIT 5

File No.:  105200

July 29, 1998

Zoom Telephonics Inc.
207 South Street
Boston, Massachusetts
U.S.A.  02111

Dear Sirs:

Re:      Zoom Telephonics, Inc.
         Registration Statement on Form S-8

         We are Canadian counsel to Zoom Telephonics, Inc. a Canadian corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange
Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an additional 1,300,000 shares of the Company's Common Stock, no par value (the "Shares") issuable upon exercise of the options granted or to be granted pursuant to the Company's 1990 Stock Option Plan, as amended (the "1990 Stock Option Plan").

         We are qualified to render opinions only as to the laws of the Province of British Columbia and the federal laws of Canada applicable herein. Accordingly, we express no opinion as to the laws of any other jurisdiction. This opinion is subject to the qualification that with respect to the enforceability of any document, or instrument covered by this opinion, the rights and remedies are subject to any applicable bankruptcy or insolvency laws or other laws affecting creditors' rights generally and no opinion is given as to the availability on any specific instance of the remedy of specific performance or any other equitable remedy. We take no responsibility for updating the opinions expressed herein or taking into account any event, action, interpretation, change of law or similar item which occurs after the date hereof.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

 1. a copy of the Articles of Continuance of the Company as in effect on the date hereof;

 2. a copy of By-Law No.1 and By-Law No. 2 of the Company as in effect on the date hereof;

 3. the corporate records of the Company relating to the proceedings shareholders and directors of the Company;

 4.        the 1990 Stock Option Plan; and

 5.        the Registration Statement.

         In giving our opinion, we have relied as to matters in fact upon the certificates, reports, letters and representations of public officials and of representatives of the Company. For purposes of this opinion we have assumed without any investigation (1) the legal capacity of each natural person and (2) the genuineness of each signature, the completeness of each document submitted to us as an original and the conformity to the original of each document submitted to us as a copy.

         Our opinion hereafter expressed is based solely upon (1) our view of the Documents, (2) discussions with those attorneys who have devoted substantive attention to the matters contained herein and (3) such review of published sources of law as we have deemed necessary.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                              Yours truly,

                                                         /s/ THOMAS, RONDEAU









                       EXHIBIT 23.2
         CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Zoom Telephonics, Inc.

We consent to the use of our reports incorporated herein by reference.


                            /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
August 3, 1998